Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

Actel Corporation, a California corporation

at

$20.88 NET PER SHARE

Pursuant to the Offer to Purchase dated October 4, 2010,

by

Artful Acquisition Corp., a California corporation

a wholly owned subsidiary of

Microsemi Corporation, a Delaware corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 1, 2010,

UNLESS THE OFFER IS EXTENDED.

October 4, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Artful Acquisition Corp., a California corporation (the “Purchaser”) and a wholly owned subsidiary of Microsemi Corporation, a Delaware corporation, to act as Dealer Manager in connection with the Purchaser’s offer to purchase (the “Offer”) all outstanding shares of common stock, $0.001 par value per share, of Actel Corporation, a California corporation (“Seller”), together with the associated preferred stock purchase rights issued in connection with and subject to the Preferred Stock Rights Agreement, dated as of October 17, 2003, between Seller and Wells Fargo Bank, N.A., as amended (which preferred stock purchase rights together with the shares of common stock are hereinafter collectively referred to as “Company Shares”), unless such amount of Company Shares subject to the Offer is reduced as described in the Offer to Purchase, at a purchase price of $20.88 per Company Share, net to the tendering shareholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 4, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal enclosed herewith.

For your information and for forwarding to your clients for whom you hold Company Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Company Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the certificate(s) for the Company Shares (“Share Certificates”) and all other required documents cannot be delivered to Wells Fargo Bank, N.A. (the “Depositary”) by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4. A form of letter which may be sent to your clients for whose accounts you hold Company Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to the Depositary for your use only.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, New York City time, on November 1, 2010, unless the Offer is extended. Previously tendered Company Shares may be withdrawn at any time until the Offer has expired and, if the Purchaser has not accepted such Company Shares for payment by 12:00 midnight, New York City time, on December 3, 2010, such Company Shares may be withdrawn at any time after that date until the Purchaser accepts Company Shares for payment.

For Company Shares to be properly tendered pursuant to the Offer, (a) the Share Certificates or confirmation of receipt of such Company Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Company Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Company Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent (as defined in the Offer to Purchase) or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Georgeson Securities Corporation

Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, the Dealer Manager, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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